Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

T1V, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee (3)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Other	Units, each consisting of one share of Class A common stock, $0.001 par value, and one Warrant	Rule 457(o)	3,684,466	-	-	-	-
Equity	Class A common stock, par value $0.001 per share, included in the Units(4)	Rule 457(o)	3,684,466	$6.15	$22,659,465	0.0001102	$2,497
Equity	Warrants to purchase shares of Class A common stock, included in the Units)(4)	Rule 457(g)	3,684,466	-	-	-		(5)
Equity	Class A common stock issuable upon exercise of the Warrants included in the Units(4)	Rule 457(o)	3,684,466	$6.77	$24,925,412	0.0001102	$2,746
Equity	Representative’s warrants to purchase shares of Class A common stock	Rule 457(g)	160,194	-	-	-		(5)
Equity	Class A common stock issuable upon exercise of the Representative’s Warrants(6)	Rule 457(o)	160,194	$6.77	$1,083,712	0.0001102	$119

Total Offering Amounts					$48,668,590		$5,363
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$5,363

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering price.

(4)	Includes shares of Class A common stock and warrants to purchase shares of Class A common stock which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(5)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(6)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue, upon the closing of this offering, representative’s warrants to EF Hutton, division of Benchmark Investments, LLC (or its designees) entitling it to purchase up to 5% of the aggregate shares of Class A Common Stock (excluding the shares subject to the over-allotment option) in this offering. We have calculated the proposed maximum aggregate offering price of the Class A common stock underlying the representative’s warrants by assuming that such warrants are exercisable at a price per share equal to 110% of the price per share sold in this offering.